Exhibit 3.6(a)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/24/1995 950244998 — 2554907
CERTIFICATE OF INCORPORATION
OF
MED MAN MERGERCO, INC.
     ARTICLE 1. Name. The name of the Corporation is MED MAN MERGERCO, INC.
     ARTICLE 2. Registered Office and Registered Agent. The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805 (County of New Castle). The name of its registered agent at such address is Corporation Service Company.
     ARTICLE 3. Purposes. The nature of the business or purposes to be conducted by the Corporation is as follows:
     (a) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     (b) To purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, trade, deal in, and deal with, personal property, contracts, choses in action, investments and general intangibles, all of every class and description.
     (c) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of, intellectual property, including, but not limited to, patents, copyrights,

trademarks, tradenames, trade secrets and the know-how and show-how thereof, relating to or useful in connection with any business of the Corporation.
     (d) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes trust receipts, and other securities, obligations, choses in action and evidence of indebtedness or interest issued or created by any corporations, joint stock companies, limited liability companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement of their value.
     (e) To borrow or raise moneys for any of the purposes of the Corporation, and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any of the above and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of those bonds or other obligations of the Corporation for its corporate purposes.
     (f) To purchase, receive, take by grant, gift, devise, bequest, or otherwise lease, or otherwise acquire, own, hold improve, employ, use and otherwise deal in or with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property and assets or any interest therein, wherever situated.
     (g) In general, to possess and exercise all of the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as those powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
     (h) The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this Corporation, and the powers and purposes stated in each clause shall, except where otherwise stated, be in no way limited or restricted by any term or provision of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and the enumeration as to specific powers shall not be construed to limit in any manner the aforesaid general powers, but are in furtherance of, and in addition to and not in limitation of those general powers.
     ARTICLE 4. Capitalization. The total number of shares of stock which the Corporation is authorized to issue is one thousand five hundred (1,500) shares, all of which shall be shares of common stock having no par value.
     ARTICLE 5. Incorporator. The name and mailing address of the sole incorporator is as follows:

NAME	ADDRESS

Jack C. Butler	SWEDLOW, BUTLER & LEVINE
One Columbus, Suite 2400
10 West Broad Street
Columbus, Ohio 43215
     ARTICLE 6. Duration. The Corporation is to have perpetual existence.
     ARTICLE 7. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

     ARTICLE 8. Waiver of Written Ballots. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
     ARTICLE 9. Meeting of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.
     ARTICLE 10. Corporate Books. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.
     ARTICLE 11. Amendments. None of the provisions of this Certificate of Incorporation may be amended, modified or rescinded except by the affirmative vote of all of the holders of the stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class.
     The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon shareholders or directors are granted subject to this reservation.
     ARTICLE 12. Compromise or Arrangements With Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     ARTICLE 13. Limit on Directors’ Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent required by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit.
     The Board of Directors is hereby expressly authorized to adopt from time to time Bylaw provisions, or to cause the Corporation to enter into Agreements, with respect to the indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.
     ARTICLE 14. No Preemptive Rights. The holders of the capital stock of this Corporation shall not have preemptive rights to subscribe for any shares of any class of stock of the Corporation, whether now or hereafter authorized.
     ARTICLE 15. Business Combination With Interested Stockholder. Section 203 of Title 8 of the Delaware Code, pertaining to restrictions on business combinations with interested shareholders, or such similar statutes as may be enacted from time to time, is hereby expressly rejected.
     ARTICLE 16. Shareholder Liability. The private property or assets of the shareholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts, obligations or liabilities or the Corporation.
     ARTICLE 17. Majority Vote. Except as otherwise required by law, the approval of a majority of the outstanding shares generally entitled to vote in an election of Directors shall be required on all matters on which such shares are entitled to vote.
     IN WITNESS WHEREOF, the undersigned sole incorporator has executed this Certificate of Incorporation on this 13th day of October, 1995.

/s/ Jack C. Butler
Jack C. Butler
Incorporator

STATE OF OHIO
COUNTY OF FRANKLIN     ss:
     BE IT REMEMBERED that on this 13th day of October, 1995, personally came before me, a Notary Public for the State of Ohio, Jack C. Butler, the only party to the foregoing certificate of incorporation, personally known to me to be such, and he acknowledged the said certificate to be his act and deed, and that the facts therein are true.
     IN WITNESS WHEREOF, I have set my hand and seal of office the day and year aforesaid.

(SEAL)	/s/ Julia A. Jacoby
Notary Public

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/02/1995 950254202 — 2554907
CERTIFICATE OF MERGER
OF
MEDCENTER MANAGEMENT SERVICES, INC.
INTO
MED MAN MERGERCO, INC.
     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:

FIRST:	That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation

Med Man Mergerco, Inc.	Delaware
MedCenter Management Services, Inc.	Ohio

SECOND:	That a plan and agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware.

THIRD:	That the name of the surviving corporation of the merger is Med Man Mergerco, Inc.

FOURTH:	That the Certificate of Incorporation of Med Man Mergerco, Inc., a Delaware corporation, the surviving corporation, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH:	That the executed plan and agreement of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 8101 North High Street, Columbus, Ohio 43235.

SIXTH:	That a copy of the plan and agreement of merger will be furnished by the surviving corporation, on request and without cost to any shareholder of any constituent corporation.

SEVENTH:	The Articles of Incorporation of MedCenter Management Services, Inc. authorizes 750 shares of common stock, no par value; no other shares are authorized. Immediately prior to the merger contemplated herein, 706 of said shares were issued and outstanding.

     Signed this 1st day of November, 1995.

MED MAN MERGERCO, INC.
By:	/s/ Thomas H. Mallory
Thomas H. Mallory, M.D, President

By:	/s/ Richard D. D’Enbeau
Richard D. D’Enbeau, Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:01 AM 11/02/1995 950254204 — 2554907

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MED MAN MERGERCO, INC.
     Med Man Mergerco, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:

FIRST:	That resolutions of the Board of Directors of Med Man Mergerco, Inc. were duly adopted pursuant to Section 141(f) of the Delaware General Corporation Law setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows: “The name of the corporation shall be MEDCENTER MANAGEMENT SERVICES, INC.”

SECOND:	That thereafter, a resolution of the sole Stockholder of the corporation was duly adopted pursuant to Section 228 of the Delaware General Corporation Law by which the amendment was approved.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned have hereto executed this Certificate of Amendment.

MED MAN MERGERCO, INC.
By:	/s/ Thomas H. Mallory
Thomas H. Mallory, M.D, President

By:	/s/ Richard D. D’Enbeau
Richard D. D’Enbeau, Secretary